                                  Exhibit 10.1

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                            ASSET PURCHASE AGREEMENT

                                 by and between

                                  STANLEY GANG

                                     Buyer,

                                      and

                                   LIOR, INC.

                                    Seller.


                              Dated July 18, 1996

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
                               TABLE OF CONTENTS
                              ASSET SALE AGREEMENT

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                                                                                     PAGE
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
ARTICLE I
PURCHASE AND SALE OF ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . .       1
     1.1  Purchased Assets  . . . . . . . . . . . . . . . . . . . . . . . . . .       1
     1.2  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . .       2

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . . . .       2
     2.1   Corporate Existence and Qualification of Seller  . . . . . . . . . .       2
     2.2   Approval of Agreement  . . . . . . . . . . . . . . . . . . . . . . .       3
     2.3   Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
     2.4   Personal Property  . . . . . . . . . . . . . . . . . . . . . . . . .       3
     2.5   Customers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       3
     2.6   Validity of Contracts  . . . . . . . . . . . . . . . . . . . . . . .       4
     2.7   No Breach of Law or Governing Document . . . . . . . . . . . . . . .       4
     2.8   Litigation and Arbitration . . . . . . . . . . . . . . . . . . . . .       4
     2.9   Insolvency . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4
     2.10  Truthfulness . . . . . . . . . . . . . . . . . . . . . . . . . . . .       4

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER . . . . . . . . . . . . . . . . . . . .       5
     3.1  Corporate Existence and Qualification   . . . . . . . . . . . . . . .       5
     3.2  Approval of Agreement   . . . . . . . . . . . . . . . . . . . . . . .       5
     3.3  No Breach of Law or Governing Document  . . . . . . . . . . . . . . .       5
     3-4  Litigation and Arbitration  . . . . . . . . . . . . . . . . . . . . .       6
     3.5  Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6
     3.6  Truthfulness  . . . . . . . . . . . . . . . . . . . . . . . . . . . .       6

ARTICLE IV
COVENANTS AND AGREEMENTS OF PARTIES . . . . . . . . . . . . . . . . . . . . . .       6
     4.1  Retention of Documents  . . . . . . . . . . . . . . . . . . . . . . .       6
     4.2  Litigation Support  . . . . . . . . . . . . . . . . . . . . . . . . .       7
     4.3  Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . . . . . .       7
     4.4  Audit   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       7
     4.5  Employees   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       8
     4-6  Inventory   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       9
     4.7  Accounts Receivable   . . . . . . . . . . . . . . . . . . . . . . . .      10
     4.8  Service Contracts   . . . . . . . . . . . . . . . . . . . . . . . . .      11
     4.9  Vendor Credits  . . . . . . . . . . . . . . . . . . . . . . . . . . .      11

ARTICLE V
DELIVERIES BY BUYER AND SELLER  . . . . . . . . . . . . . . . . . . . . . . . .      12
    5.1 Deliveries  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      12

ARTICLE VI.
INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      13
    6.1 Indemnification of Buyer  . . . . . . . . . . . . . . . . . . . . . . .      13
    6.2 Indemnification of Seller and Lichtman  . . . . . . . . . . . . . . . .      13




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
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
    6.3   Survival  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      14
    6.4   Notice of Claim   . . . . . . . . . . . . . . . . . . . . . . . . . .      14
    6.5   Right to Contest Claims of Third Persons  . . . . . . . . . . . . . .      14
    6.6   Insurance   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
    6.7   Subrogation   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15

ARTICLE VII
NON-COMPETITION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      15
    7.1   Non-Competition   . . . . . . . . . . . . . . . . . . . . . . . . . .      15
    7.2   Passive Investment  . . . . . . . . . . . . . . . . . . . . . . . . .      16
    7.3   Equitable Relief  . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    7.4   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    7.5   Blue-Penciling  . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    7.6   Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17

ARTICLE VIII.
MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      17
    9.1   Non-Disclosure of Information   . . . . . . . . . . . . . . . . . . .      17
    8.2   Entire Agreement and Modification   . . . . . . . . . . . . . . . . .      15
    8.3   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    8.4   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    8.5   Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    8.6   Governing Law   . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    8.7   Payment of Fees and Expenses  . . . . . . . . . . . . . . . . . . . .      18
    8.8   Notices   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      18
    8.9   Tax Matters   . . . . . . . . . . . . . . . . . . . . . . . . . . . .      19
    8.10  Bulk Sales . .  . . . . . . . . . . . . . . . . . . . . . . . . . . .      20
    8.11  Simultaneous Transactions   . . . . . . . . . . . . . . . . . . . . .      20
    8.12  Assignment; Successors and Assigns      . . . . . . . . . . . . . . .      20





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
                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 18th day of July, 1996, by and among Stanley Gang ("Buyer"), and Lior, Inc., a New Jersey corporation ("Seller").

                                    RECITALS

     A. Seller is engaged in the purchase, resale and maintenance of software and hardware as well as the providing of services relating thereto and is a franchisee of MicroAge Computer Centers.

     B. Buyer desires to purchase from Seller, on the terms and conditions set forth herein, certain assets owned by Seller and associated with its business, as herein specified; and

     C. Seller desires to sell such assets to Buyer, on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:


                                   ARTICLE I
                          PURCHASE AND SALE OF ASSETS


         1.1 Purchased Assets. In consideration of the payment. of the Purchase Price and Additional Purchase Price (as hereinafter defined), and subject to the terms and conditions hereof, Seller hereby grants, bargains, sells, conveys, transfers and assigns to Buyer the following specified assets (collectively, the "Purchased Assets"):

                 1.1.1 Seller's entire list of customers for Seller's products and services (the "Customer List"), a true and correct copy of which is annexed hereto as Schedule 1.1.1; and

                 1.1.2 All of Seller's right, title and interest in and to the contracts described on the annexed Schedule 1.1.2 and to all outstanding purchase orders from the customers set forth on the Customer List (collectively, the "Contracts"). Buyer hereby acknowledges receipt of the list of Seller's open purchase orders outstanding and the list of purchase orders previously assigned to AlphaNet Solutions, Inc., a New Jersey corporation ("AlphaNet").

                 1.1.3 Notwithstanding the foregoing, the Purchased Assets do not include any assets (including without limitation, the names of any customers, or purchase orders) relating to or arising out of the business conducted by Seller's Imaging Division.

        1.2 Purchase Price. (a) The purchase price (the "Purchase Price") for the Purchased Assets is Nine Hundred Thousand Dollars ($900,000), which sum is being paid by Buyer to Seller simultaneously with the execution hereof, by wire transfer of immediately available funds to an account designated by Seller. In addition, Buyer shall, on January 18, 1997, pay to Seller an amount (the "Additional Purchase Price") equal to the product of (i) Twenty Five Thousand Dollars ($25,000) multiplied by (ii) the number of "Key Salespersons" (as defined in Section 4.5(a)) who remain in the employ of AlphaNet on that date. The Additional Purchase Price shall be paid by Buyer by wire transfer of immediately available funds to an account designated by Seller.

         (b) Notwithstanding anything herein contained, the parties acknowledge that Buyer is not assuming any liabilities, express or implied, of Seller (other than any obligations to perform under any of the Contracts).

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller hereby represents and warrants to Buyer, as follows:

        2.1 Corporate Existence and Qualification of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. Seller has the power to execute and deliver this Agreement and to carry out the transactions hereunder contemplated. The execution, delivery and performance of this Agreement will not violate or breach any provision of any mortgage, trust, indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which Seller or Igal Lichtman ("Lichtman") or any of the Purchased Assets is subject. This Agreement has been duly authorized, executed and delivered by Seller and is valid, binding and enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors, right generally or by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law; and this Agreement has been executed and delivered by Lichtman (for the limited purposes for which he is a party hereto) and is valid, binding and enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

         2.2 Approval of Agreement. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action of Seller, including, without limitation, approval by its sole shareholder. Seller has full power and authority to enter into this Agreement and to perform its obligations hereunder.

         2.3 Consents. The execution and delivery of this Agreement by Seller, and the consummation of the transactions contemplated hereby, do not require the consent or authorization of, or notification or filing with, any person, which has not been obtained or made as of the date hereof.

         2.4 Personal Property. Except for the liens described on Schedule 2.4, which will be released simultaneously herewith to the extent that same relate to the Purchased Assets, Seller has good and marketable title to all personal property included in the Purchased Assets, free and clear of all liens, charges and encumbrances, other than liens or other encumbrances securing taxes, assessments, governmental charges or levies, or the claims of materialmen, carriers, landlords and like persons, all of which are not yet due and payable. Upon transfer of the Purchased Assets to Buyer and simultaneous release of the liens described on Schedule 2.4, good and marketable title to the Purchased Assets will be vested in Buyer, free and clear of all liens, charges and encumbrances.

         2.5 Customers. Seller's relationships with its material customers included on the Customer List (the "Customers") are, in all material respects, good commercial working relationships and no material Customer has cancelled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Seller. Seller has no actual knowledge (without independent inquiry or investigation of any sort) that any Customer intends to cancel or otherwise materially modify its relationship with Seller, and Seller has not been affirmatively notified, either orally or in writing, by any Customer that such Customer views adversely the sale of the Customer List pursuant hereto or the consummation of any of the other transactions contemplated hereby. Notwithstanding the foregoing, Seller makes no representation or warranty as to the status of its relationship with any Customer to the extent, if any, that such relationship has been materially adversely affected by the extended transition occasioned by the delays in the negotiation, preparation and execution of this Agreement. Seller does confirm, however, that it has no knowledge that its relationship with any Customer has been materially adversely affected by such extended transition. Seller's relationships with its Customers are not dependent or conditional upon any arrangements which may exist between such Customers and Magic Solutions, Inc., a New Jersey corporation ("Magic").

        2.6 Validity of Contracts. Each of the Contracts is a valid and binding obligation of the parties thereto in accordance with its terms and conditions. Neither Seller, nor to Seller's knowledge, any other party to any Contract is in default thereunder or in violation thereof. No event has occurred which, through the passage of time or the giving of notice, or both, would constitute, and neither the execution of this Agreement nor the assignment of the Contracts by Seller to Buyer in accordance with this Agreement does or will constitute or result in, a default under or a violation of any Contract.

        2.7 No Breach of Law or Governing Document. The execution and performance of this Agreement by Seller and by Lichtman (for the limited purposes for which he is a party hereto) does not and will not constitute or result in a default under, or breach or violation of Seller's certificate of incorporation or bylaws, or, to Seller's knowledge, of any statute, law, ordinance, decree, order, rule, or regulation of any governmental body applicable to Seller, Lichtman or the Purchased Assets.

        2.8 Litigation and Arbitration. Except as set forth on Schedule 2.8, there is no suit, claim, action or proceeding now pending or threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, nor to the knowledge of Seller are there any grounds therefor, to which Seller is a party (other than collection matters in the ordinary course of business) or which may result in any judgment, order, decree, liability, award or other determination which will, or could, have any material adverse effect upon the transactions contemplated hereby or any of the Purchased Assets. No such judgment, order, decree or award has been entered against Seller nor has any such liability been incurred which has, or could have, such effect. There is no claim, action or proceeding now pending or, to Seller's knowledge, threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body which will, or could, prevent, delay or restrict the consummation of the transactions contemplated by this Agreement.

        2.9 Insolvency. Seller is not currently insolvent and will not be rendered insolvent as a result of the consummation of the transactions contemplated hereby; Seller does not have any present intention to file for bankruptcy, or make an assignment for the benefit of creditors, composition, or similar filing; and Seller is able to pay its obligations as they become due in the ordinary course of business and may be reasonably expected to continue to do so notwithstanding the consummation of the transactions contemplated hereby.

        2.10 Truthfulness. No representation or warranty of Seller herein and no statement, information or certificate furnished by or on behalf of Seller or its counsel, accountants or other agents pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                  ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller, as follows:

         3.1 Corporate Existence and Qualification. AlphaNet is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey. AlphaNet has the power to execute and deliver this Agreement (for the limited purposes for which it is a party hereto) and to carry out the transactions hereunder contemplated to be performed by it. The execution, delivery and performance of this Agreement will not violate or breach any provision of any mortgage, trust, indenture, lien, lease, agreement, instrument, order, judgment, law, statute, regulation, ordinance, decree or other restriction of any kind or character to which Buyer or AlphaNet is subject. This Agreement has been duly authorized, executed and delivered by Buyer and is valid, binding and enforceable against him in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors, rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law; and this Agreement has been duly authorized, executed and delivered by AlphaNet (for the limited purposes for which it is a party hereto) and is valid, binding and enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws from time to time in effect which affect creditors' rights generally and by general principles of equity regardless of whether such enforceability is considered in a proceeding in equity or at law.

         3.2 Approval of Agreement. The execution and delivery of this Agreement (for the limited purposes for which AlphaNet is a party hereto) and the consummation of the transactions contemplated to be performed by AlphaNet hereunder have been duly authorized by all necessary corporate action of AlphaNet. AlphaNet has full power and authority to enter into this Agreement (for the limited purposes for which AlphaNet is a party hereto) and to perform its obligations hereunder.

         3.3 No Breach of Law or Governing Document. The execution and performance of this Agreement by AlphaNet (for the limited purposes for which AlphaNet is a party hereto) and Buyer do not and will not constitute or result in a default under, or breach or violation of AlphaNet's certificate of incorporation or by-laws, or, to Buyer's knowledge, of any statute, law, ordinance, decree, order, rule, or regulation of any governmental body applicable to Buyer or AlphaNet.

         3.4 Litigation and Arbitration. There is no suit, claim, action or proceeding now pending or threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body, nor, to Buyer's knowledge, are there any grounds therefor, to which Buyer or AlphaNet is a party or which may result in any judgment, order, decree, liability, award or other determination which will, or could, have any adverse effect upon the transactions contemplated hereby. No such judgment, order, decree or award has been entered against Buyer or AlphaNet nor has any such liability been incurred which has, or could have, such effect. There is no claim, action or proceeding now pending or, to Buyer's knowledge, threatened before any court, grand jury, administrative or regulatory body, governmental agency, arbitration or mediation panel or similar body which will, or could, prevent, delay or restrict the consummation of the transactions contemplated by this Agreement.

         3.5 Insolvency. Buyer is not currently insolvent and will not be rendered insolvent as a result of the transactions contemplated hereby; Buyer does not have any present intention to file for bankruptcy, or make an assignment for the benefit of creditors, composition, or similar filing; and Buyer is able to pay its obligations as they become due in the ordinary course of business and may be reasonably expected to continue to do so notwithstanding the consummation of the transactions contemplated hereby.

         3.6 Truthfulness. No representation or warranty of Buyer herein and no statement, information or certificate furnished by or on behalf of Buyer or his counsel, accountants or other agents pursuant hereto or in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.


                                   ARTICLE IV
                      COVENANTS AND AGREEMENTS OF PARTIES

         4.1 Retention of Documents. Buyer and Seller shall each retain, at its respective expense, for a period of seven (7) years following the date hereof, all records, documents and information relating to the Purchased Assets, in its possession upon consummation of the transactions contemplated hereby, and shall, during such period, give the other, and its counsel, accountants and other representatives full access during normal business hours upon reasonable notice and with minimum disruption to any such records, documents or information, as may be necessary or useful in connection with its business, or to adequately defend against or prosecute any lawsuit, claim, proceeding, investigation or audit arising in respect of or relating to the Purchased Assets, or to perform any audit of Seller's business which may hereafter be required to be undertaken by any party under applicable federal securities laws. Neither Buyer nor Seller shall dispose of such records, documents or information without giving thirty (30) days prior notice to the other, at which time such party may acquire such records, documents or information, without any charge other than out of pocket expenses paid or incurred by the party disposing of the records, documents or information in connection with the computation, assembly and delivery of such records, documents and information to the party acquiring such records, documents or information. Seller agrees to furnish to Buyer at Buyer's request copies of any internal financial statements of Seller or tax returns of Seller hereafter prepared by it to the extent relating to Seller's fiscal periods ended June 30, 1996 and July 31, 1995.

        4.2 Litigation Support. Buyer and Seller each agrees and endeavors to cooperate in all reasonable respects with the other as it may request, at mutually agreeable and reasonable times, upon reasonable notice, and under reasonable circumstances so as to minimize the adverse affect on the business of the cooperating party, in respect of any litigation, investigation, claim, administrative or compliance proceeding which may hereafter arise relating to the Purchased Assets. Such cooperation shall include, without limitation, making available business records, documents or information pertaining to, and employees having personal knowledge of, the circumstances relating to the matter in question. In any such case, the requesting party shall reimburse the cooperating party or otherwise pay for in full all reasonable out-of-pocket expenses, but shall not be required to compensate the cooperating party for the lost business time of his or its employees.

        4.3 Use of Proceeds. Seller covenants and agrees that it will utilize $750,000 of the proceeds of the Purchase Price to pay in part the outstanding indebtedness of Seller secured by the Purchased Assets and $150, 000 of the proceeds of the Purchase Price for Seller's working capital needs, and will, simultaneously with the consummation of the Agreement, obtain or have obtained (a) from Deutsche Financial Services Corporation ("DFS") release of DFS's liens, charges or encumbrances against the Purchased Assets, and (b) from TriCon Capital Corporation (aka Greyhound Financial Corporation or Finova Corp.) ("Finova"), a release of Finova's liens, charges or encumbrances against the Purchased Assets.

        4.4 Audit. If, after the date hereof, Buyer transfers the Purchased Assets to AlphaNet, Seller agrees to cause its independent public accountants, Grant Thornton LLP, to prepare and audit the Seller's balance sheet for the eleven months ended June 30, 1996, and the twelve months ended July 31, 1995, together with related statements of income and retained earnings and cash flows for the periods then ended (collectively, the "Financial Statements"), and to deliver (i) drafts of such balance sheet and statements to AlphaNet not later than 65 days after the date of such transfer, and (ii) such audited Financial Statements to AlphaNet not later than 75 days after the date of such transfer. Buyer and AlphaNet covenant and agree to provide Seller with written notice of any proposed transfer of the Purchased Assets from Buyer to AlphaNet, not later than two (2) business days prior to the date of such transfer. The preparation and audit of the Financial Statements shall be conducted at Seller's expense, and in accordance with Regulation S-X promulgated under the federal securities laws. Buyer and AlphaNet agree to cooperate, and to cause their auditors to cooperate, in all respects (and acknowledges that Seller and its auditors shall require their cooperation to deliver the audited Financial Statements as contemplated herein) with Seller and its auditors in connection with the preparation and audit of the Financial Statements, including, without limitation, providing Seller and its auditors full access to the Purchased Assets, to all relevant books, records, premises and other materials in Buyer's or AlphaNet's possession, to employees of AlphaNet and to the working papers of Buyer's or AlphaNet's auditors- Without limiting the foregoing, Buyer agrees to use its best efforts to retain the services and participation of David Rogers in connection with the preparation and audit of the Financial Statements through the date of delivery of the audited Financial Statements. Buyer and Seller further agree to share equally the cost of Mr. Rogers' services, or the services of another person performing similar functions, allowable to his participation in the preparation and audit of such Financial Statements, provided that Mr. Rogers' (or such other person's) rate of compensation is no greater than that which has been paid by Seller to Mr. Rogers prior to the consummation of the transactions described herein.

         4.5 Employees. (a) The parties and, by its signature below, AlphaNet acknowledge that all persons, including the persons listed on the annexed Schedule 4.5 (the "Key Salespersons"), heretofore employed by Seller, who accept or have heretofore accepted offers of employment from AlphaNet in connection with the purchase and sale of the Purchased Assets (collectively, the "Transferred Employees") have or will become employees of AlphaNet, effective as of July 1, 1996 (the "Effective Time"). Each of the Key Salespersons has heretofore executed and delivered to AlphaNet an agreement, in the form annexed as Exhibit A, known as the AlphaNet Solutions, Inc.
Employee's Invention Assignment and Confidentiality Agreement. In addition, Seller and Magic have entered into incentive agreements, in the forms annexed as Exhibit B (the "Incentive Agreements") , with each of the Key Salespersons, pursuant to which Seller will make certain specified incentive payments to such Key Salespersons and Magic will grant certain specified stock options to such Key Salespersons provided such persons remain in the employ of AlphaNet for a period of at least six (6) months from the date hereof.

                                    (b)    By its signature below, AlphaNet
agrees that, subject to the approval of its stock option committee (which approval AlphaNet will use its best efforts to obtain), AlphaNet will, as of July 1, 1996, grant to each Key Salesperson, options to purchase 5,000 shares of AlphaNet's common stock at the fair market value for such shares as of the date of grant. Such options shall be subject to ordinary vesting provisions and other terms and conditions, and exercise by any grantee shall be contingent upon such grantee's continued employment by AlphaNet at least through December 31, 1996.

                                    (c)    By its signature below, AlphaNet
agrees to provide to each of the Key Salespersons, and to each other Transferred Employee, employee benefits equivalent to those provided to AlphaNet's other employees. AlphaNet further agrees that each Key Salesperson and each other Transferred Employee will, to the extent permitted by AlphaNet's benefit plans, receive credit for prior service with Seller and retain seniority established while employed by Seller.

                                    (d)    Except for Seller's obligations to
the Key Salespersons under the Incentive Agreements, AlphaNet shall, and by its signature below hereby agrees to, be responsible for and shall pay all Employee Costs (as hereinafter defined) attributable to the Key Salespersons and other Transferred Employees for all periods from and after the Effective Time (the "AlphaNet Employee Costs"). Seller shall be responsible for and shall pay all Employee Costs attributable to the Key Salespersons and other Transferred Employees for all periods prior to the Effective Time (the "Lior Employee Costs"). As used herein, "Employee Costs" means all wages, salary, bonus, commissions, payroll taxes, accrued vacation, fringe and other benefits, and all other employee-related liabilities of any kind or nature.

                 4.6 Inventory. Seller has heretofore furnished to AlphaNet a list of its inventory on hand as of this date. By its signature below, AlphaNet hereby covenants and agrees to purchase from Seller, at Seller's cost less eligible price protection credits, on a when and as needed basis, all of Seller's inventory on hand as of this date and which is subject to firm purchase orders constituting part of the Purchased Assets, with net 10 day payment terms. Additionally, AlphaNet covenants and agrees that, during the three (3) month period following the date hereof, it will, prior to purchasing any other inventory required for its business from any reputable third party vendor, notify Seller of AlphaNet's inventory requirements and the price for such inventory available from such reputable third party vendor. If Seller's stock of inventory at such time includes all or some of the items required by AlphaNet, Seller may, within two (2) business days after receiving such notification, at its option, notify AlphaNet of the items of required inventory available for sale to AlphaNet, and elect to sell such items to AlphaNet, at the price available from such reputable third party vendor. In such event, AlphaNet agrees to purchase such items of required inventory from Seller at such price with net 10 day payment terms.

         4.7 Accounts Receivable. (a) Buyer and, by its signature below, AlphaNet, hereby jointly and severally agree to assist Seller, in good faith, in such respects as Seller may reasonably request, in Seller's efforts to collect Seller's accounts receivable of account debtors listed on the Customer List which are outstanding as of the date hereof (the "Existing A/Rs") and to make available to Seller such of AlphaNet's Transferred Employees as Seller may from time to time reasonably request for purposes of assisting Seller in collecting the Existing A/Rs. Such assistance may include soliciting account debtors and their billing representatives, suspending services and sales to delinquent account debtors, and taking other actions consistent with Seller's past collection practices. Additionally, neither AlphaNet nor Buyer will affirmatively encourage or solicit any account debtor listed on the Customer List to pay any account receivable of such account debtor arising on or after the date hereof prior to or in lieu of payment of any Existing A/Rs of such account debtor. All amounts hereafter collected by AlphaNet or Buyer in respect of the Existing A/Rs will be held in trust for the benefit of Seller and will be promptly remitted to Seller and all amounts hereafter collected by Seller from account debtors listed on the Customer List in respect of accounts receivable arising on or after the date hereof will be held in trust for the benefit of Buyer and will be promptly remitted to Buyer. In order to facilitate the collection of the Existing A/Rs, AlphaNet and Seller endeavor and agree to meet at least on a bi-weekly basis, at mutually agreed times and places, to review and discuss the status of the Existing A/Rs and the collection and sales efforts relating thereto. Such meetings may be held by telephone conference calls if the parties so agree. AlphaNet and Seller shall each make available its most senior collections officer or employee, and other senior executives for attendance at such meetings. Nothing herein contained shall be deemed to limit AlphaNet's or Buyer's rights to collect its own accounts receivable arising after the date hereof from account debtors listed on the Customer Lists.

         (b) By its signature below, AlphaNet agrees, commencing with the date hereof, to receive, evaluate and process return requests from Customers relating to sales made by Seller prior hereto and to issue returned merchandise authorizations ("Seller RMAs") to such Customers on Seller's behalf in accordance with AlphaNet's normal and customary practices. AlphaNet will promptly notify Seller of each Seller RMA issued by it to any Customer and provide Seller with all documentation relating thereto to enable Seller to record credits due to such Customers as a reduction of the Existing A/Rs. AlphaNet will use its best efforts to resell any inventory of Seller arising from Seller RMAs (the "Returned Inventory") or to return such inventory for credit from distributors, manufacturers and other suppliers on behalf of Seller. Any credits at any time received by AlphaNet on account of Seller RMAs will be remitted by AlphaNet to Seller within ten (10) days following the end of the month in which such credit is received. AlphaNet agrees to notify Seller, in writing, of any Returned Inventory which, despite AlphaNet's best efforts, cannot be resold or returned within thirty (30) days of AlphaNet's receipt of such Returned Inventory. Seller will then instruct AlphaNet as to Seller's plans for disposing of such inventory.

         (c) It a Seller RMA is issuable by AlphaNet to a Customer who has already paid Seller's invoice (s) relating thereto, Seller agrees to refund directly to such Customer the amount of such invoice (s), net of any restocking or other charges customarily assessed by Seller. If in lieu of a cash refund such Customer requires AlphaNet to issue it a credit against any accounts receivable of such Customer due AlphaNet (the "Customer Credit"), AlphaNet shall be entitled to a credit against its accounts receivable balance with Seller arising on account of its purchases of Seller's inventory pursuant to
Section 4.6 in the full amount of the Customer Credit and, if there remains any deficiency, Seller shall promptly pay the difference to AlphaNet in cash in full.

         (d) Each of AlphaNet and Seller agrees to permit the other and its authorized representatives, upon reasonable notice and during reasonable business hours, to inspect the books and records of the other and make inquiries of the other's employees to verify collections of accounts receivable of Seller or Alphanet, as the case may be, of sales of Returned Inventory, or selling efforts with respect to Seller's inventory, or accounting with respect thereto.

         4.8 Service Contracts. By its signature below, AlphaNet hereby agrees to furnish any services which may hereafter be required to be performed under the service contracts listed on the annexed Schedule 1.1.2.1 (the "Services Contracts") and Seller agrees to pay AlphaNet the amount of such fully paid service contracts prorated from the date of Closing through the contract termination date or, in the case of block-time contracts, the amount of any fully paid unused service hours.

         4.9 Vendor Credits. Seller will use its best efforts to receive in cash, directly from vendors, suppliers and manufacturers of products distributed by it, all credits due it arising from Seller RMAs, return of Seller's unsold inventory, price-protection, vendor promotions and other transactions. To the extent that

Seller is unable, despite its best efforts, to receive such credits in cash, AlphaNet or Buyer (at their option) shall (i) with respect to any credits to purchase merchandise or services generally or to purchase specific items of merchandise or services routinely used in Buyer's or AlphaNet's business consistent with past practice ("Credits"), which Credits are transferrable, purchase such Credits in cash from Seller at their full face value or (ii) with respect to any such Credits which are not transferrable, place purchase orders for merchandise through Seller's account with the providers of the Credits in the amounts of such Credits and promptly pay to Seller the full amount of such orders in cash.

                                   ARTICLE V
                         DELIVERIES BY BUYER AND SELLER

         5.1 Deliveries. In order to facilitate the purchase and sale of the Purchased Assets contemplated hereby, the following documents have heretofore been delivered, or are being delivered simultaneously with the execution of this Agreement:

                 5.1.1            By Seller to Buyer:

                                  (a)      Copies of UCC-3 Termination or
Partial Termination Statements duly executed by the holders of the liens described on Schedule 2.4 annexed hereto terminating such liens to the extent same apply to the Purchased Assets, in form for filing with the appropriate filing officer, and, where appropriate, payoff letters setting forth the amounts to be paid to satisfy the obligations secured by such liens (the "Pay-Off Amounts"), and confirming that such UCC-3 Termination or Partial Termination Statements will be filed upon receipt of the Pay-Off Amounts;

                                  (b)      Copies of letters or other documents
confirming (i) the consent of MicroAge Computer Stores, Inc. (the "Franchisor") to the transaction described herein, and the waiver of the right of first refusal under the Franchise Agreement (the "Franchise Agreement") dated November 1, 1989 (as amended) between Seller and Franchisor, and (ii) the termination of the Franchise Agreement;

                                  (c)      A copy of the consent of
Neuromedical Systems, Inc. to the assignment, in accordance with the terms hereof, of purchase order #RW6 1190/00;

                                  (d)      In accordance with Section 4.5(a),
AlphaNet Solutions, Inc. Employee's Invention Assignment and Confidentiality Agreements between each of the Key Salespersons and AlphaNet, duly executed by the Key Salespersons, such agreements being in the form annexed hereto as Exhibit A;

                                  (e)      In accordance with Section 4.5(a),
copies of executed Incentive Agreements, in the form annexed as Exhibit B, between Seller and Magic and each of the Key Salespersons; and

                                  (f)      A copy of resolutions of the Board
of Directors and sole stockholder of Seller authorizing the transactions contemplated herein certified by an officer of Seller.

                 5.1.2            By Buyer to Seller:

                                  (a)      The Purchase Price.

                                  (b)      A copy of resolutions of the Board
of Directors of AlphaNet authorizing the transactions contemplated to be performed by AlphaNet pursuant hereto certified by an officer of AlphaNet.


                                  ARTICLE VI.
                                INDEMNIFICATION

         6.1 Indemnification of Buyer. (a) Seller and, by his signature below, Lichtman, jointly and severally, agree, for a period of six (6) months following the date hereof, until January 18, 1997, to hold Buyer and AlphaNet and AlphaNet's shareholders, directors, officers, affiliates, successors and assigns (the "Buyer Indemnified Persons"), harmless and indemnify each of them from and against, and waives any claim for contribution or indemnity with respect to, any and all claims, losses, damages, liabilities, expenses or costs ("Losses"), plus reasonable attorneys' fees and expenses incurred in connection with Losses and/or enforcement of this Agreement (collectively, "Indemnified Losses") incurred or to be incurred by any Buyer Indemnified Person, to the extent resulting from or arising out of (i) the purchase, ownership or operation of the Purchased Assets or the business related thereto prior to the date hereof; provided, however, that the indemnity provided in this clause (i) shall not apply to Employee Costs attributable to the Transferred Employees for all periods arising from and after the Effective Time or (ii) the Lior Employee Costs.

         (b) Seller shall hold the Buyer Indemnified Persons harmless and indemnify each of them from and against, and waives any claim for contribution or indemnity with respect to, any and all Indemnified Losses incurred or to be incurred by any Buyer Indemnified Person to the extent resulting from or arising out of any breach or violation of Seller's representations, warranties, covenants, or agreements contained in this Agreement.

         (c) The maximum combined aggregate liability of Seller and Lichtman under this Section 6.1 is an amount equal to the sum of the Purchase Price and the Additional Purchase Price.

         6.2 Indemnification of Seller and Lichtman. (a) Buyer shall hold Lichtman and the Seller and Seller's shareholders, directors, officers, affiliates, successors and assigns (the "Seller Indemnified Persons") harmless and indemnify each of them from and against, and waives any claim for contribution or indemnity with respect to, any and all Indemnified Losses incurred or to be incurred by any Seller Indemnified Person to the extent resulting from or arising out of any breach or violation of Buyer's representations, warranties, covenants and agreements contained in this Agreement,

                 (b) to the extent resulting from or arising out of (i) the purchase, ownership or operation of the Purchased Assets or the business related thereto after the date hereof or (ii) the AlphaNet Employee Costs.

                 6.3 Survival. The respective representations and warranties of the parties contained in this Agreement and the documents and instruments contemplated hereby shall survive for a period of six (6) months from the date hereof. In addition, if written notice of any violation or breach of any representation or warranty is given by Seller to Buyer or by Buyer to Seller, as the case may be, such representation and warranty shall continue to survive until such matter has been finally resolved by settlement, litigation (including all appeals related thereto) or otherwise.

                 6.4 Notice of Claim. In the event that Buyer seeks indemnification on behalf of a Buyer Indemnified Person, or Seller seeks indemnification on behalf of a Seller Indemnified Person, such party seeking indemnification (the "Indemnified Party") shall give written notice to the Party or Parties obligated to indemnify the Indemnified Party (the "Indemnifying Party") specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall pay the amount of any valid claim not more than forty-five (45) days after the Indemnified Party provides notice to the Indemnifying Party of such amount, unless it disputes the claim in which event payment, if any, shall be made upon final adjudication or other resolution of the claim.

                 6.5 Right to Contest Claims of Third Persons. If an Indemnified Party is entitled to indemnification hereunder because of a claim asserted by any claimant (other than an indemnified person hereunder) ("Third Person"), the Indemnified Party shall give the Indemnifying Party reasonably prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of claims made by a Third Person shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is actually prejudiced thereby. The Indemnifying Party shall have the right, upon written notice to the Indemnified Party, and using counsel reasonably satisfactory to the Indemnified Party, to investigate, secure, contest, or settle the claim alleged by such Third-Person (a "Third-Person Claim"), provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing his or its obligation to indemnify the persons to be indemnified hereunder with respect to such Third-Person Claim; the Indemnified Party may thereafter participate in (but not control) the defense of any such Third-Person Claim with its own counsel at its own expense, unless separate representation is necessary to avoid a conflict of interest, in which case such representation shall be at the expense of the Indemnifying Party. Unless and until the Indemnifying Party so acknowledges his or its obligation to indemnify, the Indemnified Party shall have the right, at its option, to assume and control defense of the matter and to look to the Indemnifying Party for the full amount of the costs of defense. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to such Third-Person Claim within twenty (20) days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge his or its obligation to indemnify and assume the defense of any such Third-Person Claim, (a) the Indemnified Party may defend against such claim, in such manner as it may deem appropriate, including, but not limited to, settling such claim, after giving notice of the same to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party may participate in (but not control) the defense of such action, with its own counsel at its own expense. The parties shall make available to each other all relevant information in their possession relating to any such Third-Person Claim and shall cooperate in the defense thereof.

                 6.6 Insurance. The amounts for which any Indemnifying Party shall be liable pursuant to this Article VI shall be reduced by the amount of any proceeds actually received by an Indemnified Party from any insurance policy covering the event or events giving rise to such liability under this Article VI.

                 6.7 Subrogation. The Indemnifying Party shall be subrogated to all rights and remedies of the Indemnified Party to the extent of any indemnification provided by the Indemnifying Party to the Indemnified Party hereunder.


                                  ARTICLE VII
                                NON-COMPETITION

                 7.1 Non-Competition. (a) As consideration for, and as a further inducement to, the performance by Buyer of the covenants hereunder, Seller and, by his signature below, Lichtman, jointly and severally covenant and agree that, for a period of two (2) years following the date hereof, they will not (i) directly or indirectly, in any geographical area where AlphaNet, or its subsidiaries, conduct business, own, manage, operate, join, control, or participate in or be connected with, as an officer, employee, partner, stockholder, director, advisor, consultant, or agent (whether paid or unpaid), any business (a "Competitor") which is at that time engaged in the sale or resale of computer hardware products and related services and support, (ii) induce any current employees of AlphaNet, or any employees of Lior as of July 1, 1996 who, in connection with the transactions described herein, became employees of AlphaNet, to terminate their employment with AlphaNet, interfere with or disrupt AlphaNet's relationship with any employees, or solicit, entice, take away or employ any such employees, or (iii) induce any customer of AlphaNet, including any Customer, to terminate its relationship with AlphaNet, interfere with or disrupt such relationship, or solicit, entice or take away any such customer, for purposes of selling or reselling to such customer computer hardware products and related services and support.

                 (b) Notwithstanding the provisions of Sections 7.1(a), (i) Seller shall be permitted to sell its inventory, which is existing as of this date and which is not purchased by AlphaNet pursuant to the terms hereof, to equipment brokers, distributors or manufacturers, except that Seller shall not be permitted to knowingly sell such inventory to any Customers or to any former or current customers of AlphaNet without the prior consent of AlphaNet and (ii) Seller shall be permitted to collect the Existing A/Rs from the Customers. Furthermore, the restrictions contained in this Section 7.1 shall not apply to the sale or other commercial exploitation by Lichtman, or any affiliate of Lichtman, including Magic, of computer software products now or hereafter conceived or marketed by them, or to the commercial exploitation of related services, support and/or products, including computer hardware products, which Lichtman or such affiliates may offer or market at any time or from time to time in conjunction with or in supplement to software products as part of "turnkey" sales or promotional packages. Finally, the term "Competitor", as used herein, does not apply to any entity which merges or consolidates with or into Magic or which acquires all or substantially all of its assets or capital stock.

        7.2     Passive Investment.  Notwithstanding the provisions of Section
7.1 above, Seller and Lichtman shall each have the right to make a Passive Investment (as defined below) so long as such Passive Investment does not result in either of them beneficially owning, within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended, a greater than three percent (3%) interest in the outstanding securities of any class of securities of any company or business entity which is a Competitor and which has any class of securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. (a "Public; Company"). Nothing in this Agreement shall be construed as prohibiting Lichtman or Seller from making any Passive Investment in any company or business entity, whether or not it is a Public Company, which is not a Competitor. For purposes of this Agreement, a "Passive Investment" shall mean an investment in a business or entity which does not require Lichtman to render any services in the operations or affairs of such business or entity or otherwise devote any substantial amount of his business time.

                 7.3 Equitable Relief. It is expressly understood and agreed that the services which could be rendered by the Seller or Lichtman to a third party in breach of this Article VII are special, unique and of extraordinary character, and in the event of the breach or threatened breach by them of any of the terms and conditions of this Article VII on their part to be performed hereunder, then AlphaNet or Buyer shall be entitled, if it so elects, to institute and prosecute any proceedings in any court of competent jurisdiction, either in law or equity, to seek such relief as it deems appropriate, including without limiting the generality of the foregoing, any proceedings to obtain damages for any breach of this Agreement, or to enforce the specific performance thereof by the Seller and Lichtman or to enjoin the Seller and Lichtman.

                 7.4 Severability. If any court determines that any of the restrictive covenants set forth in this Article VII, or any part thereof, is invalid or unenforceable, the remainder of the restrictive covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

                 7.5 Blue-Penciling. If any court determines that any of the restrictive covenants set forth in this Article VII, or any part thereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

                 7.6 Jurisdiction. Seller and Lichtman intend to and hereby confer jurisdiction to enforce the restrictive covenants set forth herein upon the courts of each jurisdiction within the geographical scope of such covenants where any alleged violation of such covenants occurs. If the courts of any one or more of such jurisdictions hold such restrictive covenants unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way effect AlphaNet's or Buyer's rights to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

                                 ARTICLE VIII.
                                 MISCELLANEOUS

                 8.1 Non-Disclosure of Information. Except as required by law, including compliance by Buyer or AlphaNet with applicable securities laws, neither party shall make any public disclosure or announcement concerning the transactions described in this Agreement without the prior written consent of the other. Buyer and Seller each agree to maintain as confidential the information obtained from the other in connection with the negotiation, execution and performance of this Agreement and the transactions described herein, except to the extent already in the public domain, and neither will disclose such information to any person or use such information for any purpose other than as required by law or in order to enforce or exercise rights hereunder or in respect hereof.

                 8.2 Entire Agreement and Modification. This Agreement, including the Schedules attached hereto and the documents delivered pursuant hereto, constitutes the entire agreement between the parties and supersedes and overrides all prior agreements, understandings and writings between the parties, including without limitation the Letter of Intent dated June 21, 1996 between AlphaNet and Seller. No changes of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

                 8.3 Severability. It any provision of this Agreement shall be determined to be contrary to law and unenforceable by any court of law, the remaining provisions shall be severable and enforceable in accordance with their terms.

                 8.4 Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

                 8.5 Headings. The table of contents and article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

                 8.6 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of New Jersey.

                 8.7 Payment of Fees and Expenses. Subject to the provisions hereof, each party hereto shall pay all fees and expenses of such party's respective counsel, accountants and other experts and all other expenses incurred by such party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

                 8.8      Notices.  All notices, requests, demands and other
communications   hereunder shall be deemed to have been duly given if the same shall be in writing and shall be delivered personally or by fax or sent by registered or certified mail, postage prepaid, or by overnight courier and addressed as set forth below:

                        If to Buyer:

                        c/o AlphaNet Solutions, Inc.
                        7 Ridgedale Avenue
                        Cedar Knolls, New Jersey 07927
                        Attn: Stan Gang
                        Fax:  201-267-1012

                        copy to:

                        Buchanan Ingersoll
                        500 College Road East
                        Princeton Forrestal Center
                        Princeton, New Jersey 08540-6615
                        Attn:  David Sorin, Esq.
                        Fax:   609-520-0360

                        If to Seller:

                        Lior, Inc.
                        10 Forest Avenue
                        Paramus, New Jersey 07652
                        Attn: Igal Lichtman
                              Chief Executive Officer
                        Fax:  201-587-9464

                        copy to:

                        Bryan Cave LLP
                        245 Park Avenue
                        New York, New York 10167-0034
                        Attn:  Conrad Everhard, Esq.
                        Fax:   212-692-1900

         Any such notice shall be deemed given when so delivered personally or by overnight courier or sent by facsimile transmission, or, if mailed, two days after deposit in the United States mail. Any party may change the address to which notices are to be addressed by giving the other parties notice in the manner herein set forth.

         8.9     Tax Matters.

                 8.9.1 Buyer shall pay all applicable sales, use or other similar transfer taxes that are, or become, due or payable as a result of the sale, conveyance, assignment, transfer or delivery of the Purchased Assets hereunder, whether levied on Buyer, the Purchased Assets or Seller. Buyer shall prepare, subject to Seller's reasonable approval, and file any returns required in respect of such taxes.

                          8.9.2   Seller and Buyer shall report Buyer's
purchase of the Purchased Assets pursuant to Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code") and other applicable laws in a consistent manner and shall take no position contrary thereto. Such allocation shall be agreed upon in writing by Buyer and Seller within thirty (30) days following the Closing. Buyer and Seller each shall be responsible for the preparation of any statements and forms to be filed pursuant to Section 1060 of the Code or in accordance with other applicable law.

                          8.9.3   Buyer and Seller agree to furnish or cause to
be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets as is reasonably necessary for the preparation of any return for taxes, claims for refund or audit or prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment of taxes paid.

                 8.10 Bulk Sales. Seller and Buyer hereby waive compliance with any applicable bulk sales law and any statute relating to notice to or rights of creditors of Seller in connection with the transactions contemplated in this Agreement.

                 8.11 Simultaneous Transactions. The parties agree that all of the actions required to be taken simultaneously with the execution hereof and all of the instruments required to be delivered simultaneously with the execution hereof and all of the terms and provisions hereof which become effective simultaneously with the execution hereof shall be deemed to be taken, be delivered and become effective simultaneously; and none of such actions, instruments or terms and provisions shall be deemed taken, delivered or effective unless all are.

                 8.12 Assignment: Successors and Assigns. Except as otherwise provided herein, this Agreement may not be assigned by operation of law or otherwise, and any attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives. This Agreement shall be for the sole benefit of the parties to this Agreement and their respective successors, assigns and legal representatives and is not intended, nor shall be construed, to give any person, other than the parties hereto and their respective successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder. However, Buyer may, without the prior consent of Seller, assign its rights and delegate its duties under this Agreement at any time after the date hereof to AlphaNet, provided that AlphaNet agrees in writing to be bound by Buyer's obligations hereunder in the same manner as if AlphaNet had executed this Agreement in Buyer's place simultaneously herewith.





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
                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement, on the day and year first above written.

                                    /s/ STAN GANG
                                   ---------------------------------------
                                   STAN GANG


                                   LIOR, INC.

                                   By /s/ IGAL LICHTMAN
                                     --------------------------------------
                                     Igal Lichtman, Chief Executive Officer



                                   Section 4.8 and Articles 6 and 7 Agreed
                                   To and Confirmed By:

                                    /s/ IGAL LICHTMAN
                                   ---------------------------------------
                                   Igal Lichtman
                                   Address:  10 Forest Avenue
                                             Paramus, New Jersey 07092



                                   Sections 4-4, 4.5, 4.6, 4-7, 4-8, 4.9 and
                                   8.2 Agreed To and Confirmed by:

                                   ALPHANET SOLUTIONS, INC.

                                   By /s/ STAN GANG
                                     -------------------------------------
                                     Name: Stan Gang
                                     Title: President





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